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Exhibit 99.-a(4)

                             ARTICLES SUPPLEMENTARY
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                    NORTH AMERICAN GOVERNMENT BOND FUND, INC.

         North American Government Bond Fund, Inc., a Maryland company having its principal office in City of New York (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST:   The Corporation is registered as an open-end investment
company under the Investment Company Act of 1940, as amended.

         SECOND: The Corporation's Board of Directors, in accordance with
Section 2-408(c) of the General Corporation Law of the State of Maryland, by adoption by the unanimous affirmative vote of the Board of Directors at a duly constituted meeting, has adopted resolutions to increase the number of shares of capital stock, which the Corporation has the authority to issue, to thirty-five million (35,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of thirty-five thousand dollars ($35,000.00), of which thirty million (30,000,000) shares are designated "ISI North American Government Bond Fund Shares" (the "ISI Shares"), and the balance of which are unclassified.

         THIRD: Immediately before the increase in the number of authorized shares pursuant to these Articles Supplementary, the Corporation was authorized to issue twenty-five million (25,000,000) shares of Common Stock, par value $.001 per share, having an aggregate par value of twenty-five thousand dollars ($25,000.00), of which twenty million (20,000,000) shares were designated "ISI North American Government Bond Fund Shares" (the "ISI Shares"), and the balance of which were unclassified.

         FOURTH: The foregoing amendments to the Articles of Incorporation are limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title 2 of the Maryland General Corporation Law to be made without action by stockholders.

         FIFTH: These Articles Supplementary shall be effective as of the later of the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary of record or July 27, 2001.



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         IN WITNESS WHEREOF, North American Government Bond Fund, Inc. has
caused these presents to be signed in its name and on its behalf by its duly authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation and that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects and that this statement is made under the penalties of perjury.

                                    North American Government Bond Fund, Inc.


                                    By:/s/ Edward J. Veilleux
                                       ----------------------
                                       Edward J. Veilleux
                                       Vice President
                                       Date: July 21, 2001

[SEAL]

Attest:


/s/Bruce A. Rosenblum
---------------------
Bruce A. Rosenblum
Secretary
Date: July 21, 2001